Exhibit 10.1

Summary of Directors Ongoing Compensation

Subject to a temporary reduction of November 2008, as more fully set forth below, as of March 31, 2009, our non-executive officer directors receive cash compensation as follows:

—	Annual compensation of $10,000;

—	Meeting participation fee of $750 per in-person meeting; and

—	For meeting participation by telephone, $350 per meeting.

If the compensation is paid in New Israeli Shekels (“NIS”), the exchange rate of the directors’ fees used to calculate the fees will be not less then $4.25 per NIS. In addition, we reimburse our non-executive officer directors for expenses incurred in connection with attending board meetings.

As of November 2008 there was a reduction of approximately 25% of the directors’ cash compensation in effect for a period of six months (in exchange for the reduction the directors were granted restricted shares of the company’s common stock with an attributed value of $0.40 per share and a vesting period of six months).